Exhibit 10.1

 DIRECT REPORTS AGREEMENT

This Agreement (this “Agreement”), effective as of May 1, 2002, is between Fargo Electronics, Inc., a Delaware corporation located at 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344 (“Fargo”) and Paul W. B. Stephenson, an individual residing at 818 Hidden Meadow Trail, Eagan, MN 55123 (the ”Executive”).

A.            The Executive is currently employed as Fargo’s Chief Financial Officer.

B.            The Board considers that the Executive’s services are of significant value to the Company and its shareholders.   Therefore, the Fargo and the Board believe that the establishment and maintenance of a program that provides the Executive with security if a Change of Control of Fargo occurs is in the best interests of the Company and its shareholders.

C.            This Agreement, which has been approved by the Board, sets forth the benefits that the Fargo agrees will be provided to the Executive in the event the Executive’s employment with Fargo or its Successor is terminated in connection with a Change in Control under the circumstances described below.

D.            Definitions

For purposes of the Agreement, the following terms will have the meaning set forth below unless the context clearly requires otherwise.  Terms defined elsewhere in the Agreement will have the same meaning throughout the Agreement.

1.             “Base Pay” means the Executive’s annual base salary from Fargo at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater.  Base Pay includes only the gross cash salary excluding incentive compensation.

2.             “Board” means the board of directors of Fargo duly qualified and acting at the time in question.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

3.             “Cause” means:

(a)           the Executive’s gross misconduct that is materially and demonstrably injurious to the Successor;

                (b)           the Executive’s willful and continued failure to perform substantially the Executive’s duties with the Successor (unless the Executive cannot perform these duties due to bodily injury or physical or mental illness or if the Change in Control has so changed the Executive’s responsibilities that the change constitutes a Good Reason for termination.

If the Successor determines that the Executive has not performed his or her duties under the terms of this clause after a Change of Control occurs, the Successor will specifically identify these areas and provide the Executive a reasonable period of time to take corrective actions; or

(c)           the Executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Successor or which impairs the Executive’s ability to perform substantially the Executive’s duties for the Company.

For the purpose of this clause, a “gross or willful” action will mean an act that is done by the Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Successor.  Any action based on a resolution of the Board of Directors or a committee thereof will be conclusively presumed to be done in good faith. If the Executive has other duties not related to Fargo (such as charitable or service on other Boards) prior to the Change of Control, continuation of those actions is conclusively presumed to be done in good faith. If there is a dispute regarding the termination of the Executive for cause, such dispute shall be subject to the dispute resolution as described in Section 4(g) of this Agreement.

4.             “Change in Control” means the occurrence of any of the following on or after May 1, 2002:

(a)           the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of Fargo, in one transaction or in a series of related transactions, to any Successor;

(b)           the approval by the stockholders of Fargo of any plan or proposal for the liquidation or dissolution of Fargo;

(c)           any Successor, other than a “bona fide underwriter,” becomes, after the date of this Agreement, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) 20 percent or more, but not more than 50 percent, of the combined voting power of Fargo’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the “continuity directors” or (ii) more than 50 percent of the combined voting power of Fargo’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

(d)           a merger or consolidation to which Fargo is a party if the stockholders of Fargo immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of Fargo at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (i) 50 percent or more, but not more than 80 percent, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (ii) less than 50 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors); or

(e)           the continuity directors cease for any reason to constitute at least a majority of the Board.

A “continuity director” means any individual who is a member of the Board on the date of the Agreement, and any individual who subsequently becomes a member of the Board whose election or nomination for election by Fargo’s stockholders was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of Fargo in which such individual is named as a nominee for director without objection to such nomination). A “bona fide underwriter” means an entity engaged in business as an underwriter of securities that acquires securities of Fargo through such entity’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

5.             “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

6.             “Date of Termination” means upon last day of paid employment.

7.             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

8.             “Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

9.             “Good Reason” means:

(a)           a change in the Executive’s title(s), status, position(s), authority, duties or responsibilities as an executive of the Successor as in effect immediately prior to the Change in Control which, in the Executive’s reasonable judgment, is material and adverse.  However, if the changes are those that are consistent with working for a subsidiary of another company or if the change in duties is directly attributable to the fact that Fargo or the Successor is no longer publicly owned, then these will not be material and adverse.  Provided, that Good Reason does not include such a change that is remedied by the Company promptly after receipt of notice of such change is given by the Executive;

(b)           a reduction by the Successor in the Executive’s Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased; provided, however, that Good Reason does not include such a reduction that applies to all employees of Fargo and is not more than 20% of the Executive’s Base Pay;

(c)           the failure by the Successor to provide to the Executive (and/or the Executive’s family and dependents) substantially similar benefits to those the Successor provides to its employees;

(d)           the Successor’s requiring the Executive to be based in a different metropolitan area (other than the Minneapolis or St. Paul metropolitan area)  from where the Executive’s office is located immediately prior to the Change in Control, except for required travel on the Successor’s business, and then only to the extent substantially consistent with the business travel obligations which the Executive undertook on behalf of Fargo during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

(e)           the failure by Fargo to obtain from any Successor the assent to this Agreement contemplated by Section 5(a) of the Agreement;

(f)            any purported termination by Fargo or the Successor of the Executive’s employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

The Executive’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason.  The Executive’s termination of employment for Good Reason as defined above will constitute Good Reason for all purposes of the Agreement notwithstanding that the Executive may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of Fargo.

11.           “Notice of Termination” means a written notice given on or after the date of a Change in Control unless the Executive’s termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Successor related to the Change in Control in which case the written notice may be given before the date of the Change in Control which indicates the specific termination provision in the Agreement pursuant to which the notice is given

12.           “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Executive and Fargo, other than this Agreement.

13.           “Fargo” means Fargo Electronics, Inc.

14 .          “Successor” means any individual, corporation partnership, group, association or other person,” as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Fargo, any Affiliate or any benefit plan(s) sponsored by the Fargo that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.  Successor shall also mean the entity after the Change in Control, regardless of what form such entity shall take.

Accordingly, the Company and Employee each intending to be legally bound, agree as follows:

1.             Term of Agreement.  This Agreement is effective immediately and will have an initial term ending on December 31, 2004.  After this initial term, this Agreement will automatically continue for consecutive one-year terms (“Renewal Periods”).  The Company or the Executive can choose to terminate this Agreement by giving notice 90 (ninety) calendar days prior to the automatic renewal that the Agreement will not be extended.

Notwithstanding anything to the contrary, if a Change in Control has occurred during the term of this Agreement, this Agreement will continue in effect for a period of 18 months following the month during which the Change in Control occurs.

2.             Benefits upon a Change in Control Termination.  The Executive will become entitled to the benefits described in this Section 2 if and only if (i) the Successor terminates the Executive’s employment for any reason other than the Executive’s death or Cause, or the Executive terminates the Executive’s employment with the Successor for Good Reason, and (ii) is within 18 months after the date of the Change in Control (or before the Change in Control if at the request of or required by the Successor related to the change in control.

(a)           Cash Payment.  Not more than 30 days following the Date of Termination, or, if later, not more than 30 days following the date of the Change in Control, the Company will make a lump-sum cash payment to the Executive in an amount equal to the sum of (i) 150% of the Executive’s Base Pay.

(b)           Stock Options.   All stock options owned by the Executive under any stock option plan adopted by Fargo shall vest in their entirety without regard to any conflicting clauses in such option plans.

 3.            Indemnification.  Following a Change in Control, the Successor will indemnify and advance expenses to the Executive for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Executive’s counsel) incurred in connection with all matters, events and transactions relating to the Executive’s service to or status with Fargo or the Successor employee benefit plan or other service.

The Successor must do so to the extent that would have been required under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Executive, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

4.             Miscellaneous.

(a)           Successors.  Fargo must have any Successor, by agreement in form and substance satisfactory to the Executive, assent to the fulfillment by the Company of the Company’s obligations under this Agreement.  If a Successor does not agree to such a continuation of obligations, the Executive may exercise his or her rights under this Agreement.

(b)           Binding Agreement.  This Agreement inures to the benefit of, and is enforceable by, the Executive, or in the event of death or incapacity of the Executive, the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c)           No Mitigation.  The Executive will not be required to mitigate the amount of any benefits the Successor becomes obligated to provide to the Executive in connection with this Agreement by seeking other employment or otherwise.

(d)           No Setoff.  The Successor has no right to setoff benefits owed to the Executive under this Agreement against amounts owed (or claimed to be owed) by the Executive to Fargo or the Successor under this Agreement or otherwise.

(e)           Taxes.  All benefits to be provided to the Executive in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.  The Successor’s good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to the Executive.

(f)            Notices.  For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested to the last known address of either party.

(g)           Disputes.  The Parties agree that any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The arbiter’s decision will be binding on both parties. The Successor will pay all fees and costs of the arbitration including legal fees.

(h)           Effect of Plan Benefits on Other Severance Plans.  In the event the Executive receives any payment under the terms of this Agreement, the Executive will not be eligible to receive benefits under any other severance pay plan sponsored or maintained by the Successor.

 (i)           Related Agreements and Other Arrangements.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement.  If there are any other Agreements or provisions in other Agreements to the contrary, this Agreement shall apply and take precedence.

(j)            No Employment or Service Contract.  Nothing in this Agreement is intended to provide the Executive with any right to continue in the employ of Fargo or the Successor for any period of specific duration or interfere with or otherwise restrict in any way the Executive’s rights or the rights of Fargo or the Successor.

(k)           Payment; Assignment.  Benefits payable under this Agreement will be paid only from the general assets of the Successor and the Executive will be a general unsecured creditor.

(l)            Late Payments.  Benefits not paid under this Agreement when due will accrue interest at the rate of 18% per year, or the maximum rate permitted under applicable law.

(m)          Survival.  The respective obligations and benefits of this Agreement shall survive termination until the obligations are satisfied.

(n)           Amendments; Waivers.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Chief Operating Officer of Fargo.  No waiver of any breach of this Agreement, or of compliance with any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(o)           Governing Law.  This Agreement and the legal relations among the parties as to all matters shall be governed by the laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction).

(p)           Further Assurances.  The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds, and to execute and deliver, or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

(q)           Interpretation.  The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

(r)            Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

Fargo and the Executive have executed this Agreement as of the date first above written.

FARGO ELECTRONICS, INC.

By:	/s/ GARY R. HOLLAND
Gary R. Holland CEO

Agreed to as of this 1st day of May, 2002

/s/ PAUL W.B. STEPHENSON
Paul W. B. Stephenson